Exhibit 99.1

Defense Industries International Announces a $1.5 M Order from The Israeli Defense Ministry

ASHKELON, Israel, July 20, 2007, Defense Industries International, Inc. (OTCBB: DFNS), a leading manufacturer and global provider of personal military and civilian protective equipment and supplies, today announced that it has received orders from the Israeli Defense Ministry totaling approximately $1.5 million. The orders include: dry storage units, tactical vests and the company’s unique foldable, lightweight military stretchers. The orders are expected to be delivered during the third and fourth quarter of 2007. These orders follow several orders received earlier this year from the Israeli Defense Ministry.

Joseph Postbinder, CEO of Defense Industries said: “We are extremely pleased with these new orders. As we already noted at the beginning of the year, when we announced the initial orders for 2007 that we received from the Israeli Defense Ministry, we are continuing to witness a shift in the Israeli Defense Ministry’s attitude towards the importance of personal military protective and logistics equipment. After receiving several orders from the Israeli Defense Ministry, we are now seeing this order stream as a new ongoing source of revenues for us and we foresee significant growth opportunities in this domestic military market segment.”

About Defense Industries International, Inc.

Defense Industries International, Inc. is a leading manufacturer and global provider of personal military and civilian protective equipment and supplies. Defense Industries’ main products include body armor, bomb disposal suits and bullet-resistant vests and jackets; ballistic wall covers, ceramic armor plates and lightweight armor UHMW-PE plates; personal military equipment, battle pouch units and combat harness units; dry storage units, liquid logistics, tents and vehicle covers; winter suits, sleeping bags and backpacks. The Company’s manufacturing facilities meet American EQNET and international ISO 9001 standards. The Company has three principal subsidiaries, Export Erez Ltd., Achidatex Nazareth Elite ltd. and Owen Mills in the USA. For additional information, please visit the Company’s web site at www.defense-industries.com

Safe Harbor Statement

This press release contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Certain statements contained in this press release are “forward-looking statements” within the meaning of applicable federal securities laws, including, without limitation, anything relating or referring to future financial results and plans for future business development activities, and are thus prospective. Forward-looking statements are inherently subject to risks and uncertainties some of which cannot be predicted or quantified based on current expectations. Such risks and uncertainties include, without limitation, the risks and uncertainties set forth from time to time in reports filed by the company with the Securities and Exchange Commission. Although the company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct. Consequently, future events and actual results could differ materially from those set forth in, contemplated by, or underlying the forward-looking statements contained herein. The company undertakes no obligation to publicly release updates to these forward-looking statements made to reflect new events or circumstances after the date hereof. Neither the Company nor its agents assume responsibility for the accuracy and completeness of the forward-looking statements.

Contact Information:

Ayelet Shaked Shiloni
Integrated Investor Relations
972-77-7171-050
1-866-44-786-33
ayelet.shaked@012.net.il